Exhibit 99.1

Penguin Solutions Completes Redomiciliation to the United States

Milpitas, Calif. – June 30, 2025 – Penguin Solutions, Inc., a Delaware corporation (Nasdaq: PENG) (“Penguin Solutions” or the “Company”) today announced the completion of the redomiciliation process to change the parent company of the Penguin Solutions group of companies from a Cayman Islands company to a Delaware corporation. The redomiciliation was accomplished by way of a Cayman Islands Scheme of Arrangement and was approved by an overwhelming majority of Penguin Solutions’ shareholders at a Scheme Meeting held on June 16, 2025. The Grand Court of the Cayman Islands sanctioned the Scheme on June 25, 2025, and on the same date, the Scheme of Arrangement became effective in accordance with its terms upon the delivery of the Sanction Order to the Cayman Islands Registrar of Companies.

The redomiciliation was completed following the close of trading on June 30, 2025. At completion, all issued ordinary shares and preferred shares of Penguin Solutions, Inc., a Cayman Islands exempted company (“Penguin Solutions Cayman”), were exchanged on a one-for-one basis for newly issued shares of common stock and shares of preferred stock, respectively, of the Company. The former shareholders of Penguin Solutions Cayman are now the stockholders of the Company, which is the parent company of the Penguin Solutions group of companies. The common stock of the Company will begin trading on the Nasdaq Global Select Market on July 1, 2025, with its trading symbol of “PENG” remaining unchanged.

The Company does not anticipate any material impact to its employees or its day-to-day business as a result of the completion of the redomiciliation.

For more information on the redomiciliation of the Company, please refer to a copy of the Sanction Order issued by the Grand Court of the Cayman Islands which approved the redomiciliation, available under the Governance section of our Investor Relations website.

About Penguin Solutions

The most exciting technological advancements are also the most challenging for companies to adopt. At Penguin Solutions, we support our customers in achieving their ambitions across our Advanced Computing, Integrated Memory, and Optimized LED business segments. With our expert skills, experience, and partnerships, we turn our customers’ most complex challenges into compelling opportunities.

For more information, visit https://www.penguinsolutions.com.

Investor Contact

Suzanne Schmidt

Investor Relations

(510) 360-8596

ir@penguinsolutions.com

PR Contact

Maureen O’Leary

Penguin Solutions Corporate Communications

(602) 330-6846

pr@penguinsolutions.com